LifeVantage Appoints Carl Aure as Chief Financial Officer

Salt Lake City, UT, October 25, 2021, (GLOBE NEWSWIRE) -- LifeVantage Corporation (Nasdaq:LFVN) today announced the appointment of Carl Aure as Chief Financial Officer. Mr. Aure brings more than 24 years of finance and accounting experience including over 15 years in the direct selling industry. He will join the Company on October 25, 2021.
“We are pleased to welcome Carl to the LifeVantage team. His deep financial expertise along with an extensive background in direct selling and international operations make him the ideal candidate to lead all aspects of finance, accounting, tax and treasury,” said Steve Fife, President and Chief Executive Officer of LifeVantage. “Carl is also a proven leader with a strategic mindset and significant M&A experience, factors that will be instrumental in executing our plan to accelerate growth over the next several years.”
Mr. Aure most recently served as Chief Accounting Officer for New Age, Inc., a social selling company with over 1,100 employees and operations in more than 50 international markets. He joined New Age, Inc. in 2018 as Senior Vice President, Corporate Controller, following the acquisition of Morinda Holdings, Inc. (“Morinda”). From 2005 to 2018, Mr. Aure worked at Morinda in progressive levels of responsibility across finance and accounting roles. Prior to Morinda, Mr. Aure spent eight years at KPMG, LLP, most recently as a Senior Manager. Mr. Aure is a Certified Public Accountant and holds a Master of Professional Accountancy from the University of Utah.
“LifeVantage is a dynamic company with a unique, high-quality product and significant base of loyal distributors and customers. I am excited to be joining this exceptional team to build on its accomplishments and further execute against the Company’s strategic goals,” said Mr. Aure.
About LifeVantage Corporation
LifeVantage Corporation (Nasdaq: LFVN) is a pioneer in nutrigenomics, the study of how nutrition and naturally occurring compounds affect human genes to support good health. The Company engages in the identification, research, development, formulation and sale of advanced nutrigenomic activators, dietary supplements, nootropics, pre- and pro-biotics, weight management, skin and hair care, bath & body, and targeted relief products. The Company’s line of scientifically-validated dietary supplements includes its flagship Protandim® family of products, LifeVantage® Omega+, ProBio, and Daily Wellness dietary supplements, TrueScience® is the Company's line of skin, hair, bath & body, and targeted relief products. The Company also markets and sells Petandim®, its companion pet supplement formulated to combat oxidative stress in dogs, Axio® its nootropic energy drink mixes, and PhysIQ™, its smart weight management system. LifeVantage was founded in 2003 and is headquartered in Lehi, Utah. For more information, visit www.lifevantage.com.
Investor Relations Contact:
Reed Anderson, ICR
(646) 277-1260
reed.anderson@icrinc.com